Exhibit 99.1

PRESS RELEASE

Aspen reports results for the quarter ended March 31, 2012

Hamilton, Bermuda, April 25, 2012 – Aspen Insurance Holdings Limited (“Aspen”) (NYSE: AHL) today reports net income after tax of $78.7 million, or $0.99 per diluted share, for the first quarter of 2012.

Trading highlights in the quarter included areas of improved pricing, especially in loss affected and peak zone property lines, targeted premium growth and net favorable reserve development. The reinsurance segment performed strongly and recorded a loss ratio of 50% with good performance in each of the property, casualty and specialty lines. The insurance segment continues to make good progress, in particular in developing its US insurance footprint, although results overall in the insurance segment were impacted by the Costa Concordia event.

Operating highlights for the quarter ended March 31, 2012

•	Net earnings per diluted share of $0.99 for the quarter ended March 31, 2012 compared with a net loss per diluted share of $2.25 in the first quarter of 2011 (1)

•	Operating earnings per diluted share of $0.88 for the quarter ended March 31, 2012 compared with an operating loss per diluted share of $2.38 in the first quarter of 2011 (1)

•	Diluted book value per share of $38.58, up 5.8% from the first quarter of 2011 and up 1.0% from December 31, 2011 (1)

•	Annualized net income return on average equity of 10.4% and annualized operating return on average equity of 9.2% for the first quarter of 2012 (2)

•	Gross written premiums of $782.1 million for the first quarter of 2012 compared with $671.3 million for the first quarter of 2011

•

Combined ratio of 93.8%, or 90.1% excluding natural catastrophe losses for the first quarter of 2012 compared with a combined ratio of 148.7%, or 85.3% excluding natural catastrophe losses for the first quarter of 2011. (1) The Costa Concordia event represented 6.3 points on the combined ratio for the first quarter of 2012

•	Prior year net reserve releases of $37.0 million for the quarter compared with $21.9 million of net reserve releases in the first quarter of 2011

(1)	See provision of ASU 2010-26 on page 12
(2)	See definition of non-GAAP financial measures on pages 11 and 12

Financial highlights, quarter ended March 31, 2012 (unaudited)

$ in millions, except per share amounts and percentages

	Q1 2012	Q1 2011 (1)	Change
Gross written premiums	$782.1	$671.3	16.5%
Net earned premiums	$495.4	$452.4	9.5%
Net investment income	$52.4	$55.5	(5.6)%

Net income (loss) after tax	$78.7	$(152.8)	NM
Operating income (loss) after tax	$70.5	$(161.7)	NM
Diluted net income (loss) per share	$0.99	$(2.25)	NM
Diluted operating earnings (loss) per share	$0.88	$(2.38)	NM
Annualized net income return on equity	10.4%	(22.8)%
Annualized operating return on equity	9.2%	(24.0)%
Combined ratio	93.8%	148.7%
Book value per ordinary share	$39.96	$37.96	5.3%
Diluted book value per ordinary share	$38.58	$36.48	5.8%

NM: not meaningful

(1)	See provision of ASU 2010-26 on page 12

Chris O’Kane, Chief Executive Officer commented, “Our overall results this quarter are encouraging on a number of fronts. The quarter saw strong performance in reinsurance whereas insurance results were impacted by the Costa Concordia event. We continue to execute our strategy of ensuring that our capital, products and people are well aligned with our customers, especially those who are paying good or improving prices for our products.

Throughout the first quarter of 2012 we continued to build capital, further strengthening our balance sheet with a preferred stock issuance in April, and we remain very confident in our financial flexibility. There are numerous signs that the market is firming, and we are well positioned to deploy our capital to profitable underwriting or share repurchases. We are also pleased that the Board approved a 13% increase in the quarterly common dividend to $0.17.”

Consolidated highlights

Net income for the first quarter included $16.9 million, or $0.23 per diluted share, of catastrophe losses after tax resulting from the severe US storms in February and March. It also included $27.0 million or $0.37 per diluted share related to the losses from the Costa Concordia event. These losses were net of reinsurance recoveries, reinstatement premiums and taxes.

Net earned premiums were $495.4 million in the first quarter of 2012, up 9.5% compared with the first quarter of 2011.

Prior year net reserve releases were $37.0 million in the first quarter of 2012 compared with $21.9 million of net reserve releases in the first quarter of 2011. Net investment income was $52.4 million in the quarter compared with $55.5 million in the first quarter 2011.

Segment highlights

Reinsurance

Operating highlights for Reinsurance for the quarter ended March 31, 2012 include:

•	Gross written premiums of $474.2 million, up 8.5% compared with $437.1 million for the first quarter of 2011

•	Net earned premiums of $271.0 million, relatively unchanged from the first quarter of 2011
•	Combined ratio of 79.8% compared with 178.2% for the first quarter of 2011

Gross written premiums increased in the other property lines, principally pro rata, and in our specialty lines, while the property catastrophe and casualty lines were relatively flat.

The combined ratio for the quarter of 79.8% included pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, of $17.6 million or 6.5 percentage points from the severe US storms in February and March. There were no material changes in estimates for the 2010 and 2011 catastrophe events. In addition, there were reinsurance losses of $5.1 million pre-tax, net of reinstatement premiums from the Costa Concordia event which impacted the combined ratio by 2.0 percentage points. In comparison, the combined ratio for the first quarter of 2011 was 178.2% which included pre-tax catastrophe losses, net of reinsurance recoveries and reinstatement premiums, of $284.8 million or 105.8 percentage points.

The segment underwriting profit for the first quarter of 2012 was $54.6 million compared with an underwriting loss of $212.5 million for the first quarter of 2011.

Insurance

Operating highlights for Insurance for the quarter ended March 31, 2012 include:

•	Gross written premiums of $307.9 million, up 31.5% compared with $234.2 million in the first quarter of 2011
•	Net earned premiums of $224.4 million, an increase of 24.4% compared with the first quarter of 2011
•

Combined ratio of 104.2% compared with 100.1% for the first quarter of 2011, with the increase primarily attributable to $26.5 million, or 11.6 percentage points, of pre-tax losses, net of reinsurance recoveries and reinstatement premiums, from the Costa Concordia event

•	Favorable prior year loss reserve development of $8.9 million compared with $1.1 million in the first quarter of 2011

The increase in gross written premiums was mainly attributable to US property, reflecting rate improvement for catastrophe-exposed risks and an expansion of our programs business. There was also growth in the marine, energy and construction liability accounts.

Investment performance

Net investment income for the first quarter of 2012 was $52.4 million compared with $55.5 million in the first quarter of 2011. Net realized and unrealized investment gains included in net income for the quarter were $5.5 million compared with $8.5 million of net realized and unrealized gains in the first quarter of 2011.

Unrealized gains in the available-for-sale investment portfolio, including equity securities, at the end of March 31, 2012 were $324.1 million, a decrease of $11.7 million from year end 2011.

Book yield on the fixed income portfolio was 3.31%, a decrease of 6 basis points compared with the fourth quarter of 2011 and down 34 basis points from 3.65% at the end of the first quarter of 2011. The average credit quality of the portfolio was AA with an average duration of 2.39 years, including the impact of interest rate swaps.

Capital position

On April 11, 2012, Aspen issued 6,400,000 shares of its newly designated 7.250% Perpetual Non-Cumulative Preference Shares, par value $0.15144558 per share and a liquidation preference of $25.00 per share (representing $160 million in aggregate liquidation preference for net proceeds of $155 million).

Outlook for 2012

Given current market conditions, Aspen continues to anticipate gross written premiums for 2012 to be unchanged from its initial guidance of $2.3 billion +/- 5%, premiums ceded to be between 10% and 12% of gross earned premiums and the combined ratio to be in the range of 93% to 98% including a catastrophe load of $150 million for the remainder of the year, assuming normal loss experience. Aspen continues to expect the effective tax rate in 2012 to be in the range of 8% to 12%.

See “Forward-looking Statements Safe Harbor” below.

Earnings conference call and web cast

Aspen will host a conference call to discuss the results at 9:00 am (EST) on Thursday, April 26, 2012.

To participate in the April 26 conference call by phone

Please call to register at least 10 minutes before the conference call begins by dialing:

+1 (888) 459 5609 (US toll free) or

+1 (404) 665 9920 (international)

Conference ID 57881020

To listen live online

Aspen will provide a live webcast at www.aspen.co

(Investors and Media > Investor Relations > Presentations)

To download the materials

The earnings press release and a detailed financial supplement will also be published on Aspen’s web site.

To listen later

A replay of the call will be available for 14 days via phone and internet, available two hours after the end of the live call. To listen to the replay by phone please dial:

+1 (855) 859 2056 (US toll free) or

+1 (404) 537 3406 (international)

Replay ID 57881020

The recording will be also available at www.aspen.co.

For further information please contact

Investors

Kerry Calaiaro, Senior Vice President, Investor Relations, Aspen

Kerry.Calaiaro@aspen.co

+1 646 502 1076

Media

Tim Dickenson, Global Head of Communications, Aspen

Tim.Dickenson@aspen.co

+44 20 7184 8034

Europe and Asia – CitigateDeweRogerson Justin Griffiths

Justin.Griffiths@citigatedr.co.uk

+44 20 7638 9571

North America – Abernathy MacGregor

Allyson Morris

amv@abmac.com

+1 212 371 5999

Aspen Insurance Holdings Limited

Summary consolidated balance sheet (unaudited)

$ in millions, except per share data

	As at March 31, 2012	As at December 31, 2011
ASSETS
Total investments	$6,497.1	$6,335.1
Cash and cash equivalents	1,173.3	1,239.1
Reinsurance recoverables	630.7	514.4
Premiums receivable	1,061.2	894.4
Other assets (1)	504.9	477.5

Total assets	$9,867.2	$9,460.5

LIABILITIES
Losses and loss adjustment expenses	$4,585.7	$4,525.2
Unearned premiums	1,146.3	916.1
Other payables	425.3	364.2
Long-term debt	499.0	499.0

Total liabilities	6,656.3	6,304.5

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (1)	3,210.9	3,156.0

Total liabilities and shareholders’ equity (1)	$9,867.2	$9,460.5

Book value per share (1)	$39.96	$39.66
Diluted book value per share (treasury stock method) (1)	$38.58	$38.21

(1)	See provision of ASU 2010-26 on page 12

Aspen Insurance Holdings Limited

Summary consolidated statement of income (unaudited)

$ in millions, except share, per share data and ratios

	Three Months Ended
	March 31, 2012	March 31, 2011 (1)
UNDERWRITING REVENUES
Gross written premiums	$782.1	$671.3
Premiums ceded	(148.6)	(161.7)

Net written premiums	633.5	509.6
Change in unearned premiums	(138.1)	(57.2)

Net earned premiums	495.4	452.4

UNDERWRITING EXPENSES
Losses and loss adjustment expenses	284.0	528.9
Policy acquisition expenses	96.1	81.4
General, administrative and corporate expenses	84.8	62.5

Total underwriting expenses	464.9	672.8

Underwriting income/(loss) including corporate expenses	30.5	(220.4)

OTHER OPERATING REVENUE
Net investment income	52.4	55.5
Interest expense	(7.7)	(7.7)

Total other operating revenue	44.7	47.8

Other income	(0.3)	(8.1)

OPERATING INCOME/(LOSS) BEFORE TAX	74.9	(180.7)
OTHER
Net realized and unrealized exchange gains	3.7	2.9
Net realized and unrealized investment gains	5.5	8.5

INCOME/(LOSS) BEFORE TAX	84.1	(169.3)
Income taxes (expense)/benefit	(5.4)	16.5

NET INCOME/(LOSS) AFTER TAX	78.7	(152.8)
Dividends paid on ordinary shares	(10.6)	(10.6)
Dividends paid on preference shares	(5.7)	(5.7)
Proportion due to non-controlling interest	0.1	0.2

Retained income/(loss)	$62.5	$(168.9)

Components of net income (after tax)
Operating income/(loss)	$70.5	$(161.7)
Net realized and unrealized exchange gains after tax	3.0	1.8
Net realized investment gains after tax	5.2	7.1

NET INCOME/(LOSS) AFTER TAX	$78.7	$(152.8)

Loss ratio	57.3%	116.9%
Policy acquisition expense ratio	19.4%	18.0%
General, administrative and corporate expense ratio	17.1%	13.8%
Expense ratio	36.5%	31.8%
Combined ratio	93.8%	148.7%

(1)	See provision of ASU 2010-26 on page 12

Aspen Insurance Holdings Limited

Summary consolidated financial data (unaudited)

$ in millions, except share, per share data and ratios

	Three Months Ended
	March 31, 2012	March 31, 2011 (1)
Basic earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$1.03	$(2.25)
Operating income/(loss) adjusted for preference dividend	$0.92	$(2.38)
Diluted earnings per ordinary share
Net income/(loss) adjusted for preference share dividend	$0.99	$(2.25)
Operating income/(loss) adjusted for preference dividend	$0.88	$(2.38)
Weighted average number of ordinary shares outstanding (in millions)	70.944	70.552 (2)
Weighted average number of ordinary shares outstanding and dilutive potential ordinary shares (in millions)	73.832	70.552 (2)

Book value per ordinary share	$39.96	$37.96
Diluted book value (treasury stock method)	$38.58	$36.48
Ordinary shares outstanding at end of the period (in millions)	71.496	70.731
Ordinary shares outstanding and dilutive potential ordinary shares at end of the period (treasury stock method) (in millions)	74.064	73.559

(1)	See provision of ASU 2010-26 on page 12.
(2)

The basic and diluted number of ordinary shares for the three months ended March 31, 2011 used in the above table is the same, as the inclusion of dilutive securities in a loss-making period would be anti-dilutive.

Aspen Insurance Holdings Limited

Summary consolidated segment information (unaudited)

$ in millions, except ratios

	Three Months Ended March 31, 2012			Three Months Ended March 31, 2011
	Reinsurance	Insurance	Total	Reinsurance	Insurance	Total
Gross written premiums	$474.2	$307.9	$782.1	$437.1	$234.2	$671.3
Net written premiums	429.5	204.0	633.5	388.4	121.2	509.6
Gross earned premiums	290.2	266.9	557.1	284.8	224.0	508.8
Net earned premiums	271.0	224.4	495.4	272.0	180.4	452.4
Losses and loss adjustment expenses	135.6	148.4	284.0	410.1	118.8	528.9
Policy acquisition expenses	51.8	44.3	96.1	49.4	32.0	81.4
General and administrative expenses (1)	29.0	41.4	70.4	25.0	29.8	54.8

Underwriting income/(loss) (1)	$54.6	$(9.7)	44.9	$(212.5)	$(0.2)	(212.7)

Net investment income			52.4			55.5
Net investment gains (2)			5.5			8.5
Corporate expenses			(14.4)			(7.7)
Other income/(expenses)			(0.3)			(8.1)
Interest expenses			(7.7)			(7.7)
Net foreign exchange gains (3)			3.7			2.9

Income/(loss) before tax			84.1			(169.3)
Income tax (expense)/benefit			(5.4)			16.5

Net income/(loss) (1)			$78.7			$(152.8)

Ratios
Loss ratio	50.0%	66.1%	57.3%	150.8%	65.9%	116.9%
Policy acquisition expense ratio	19.1%	19.7%	19.4%	18.2%	17.7%	18.0%
General and administrative expense ratio (1,4)	10.7%	18.4%	17.1%	9.2%	16.5%	13.8%
Expense ratio (1)	29.8%	38.1%	36.5%	27.4%	34.2%	31.8%
Combined ratio (1)	79.8%	104.2%	93.8%	178.2%	100.1%	148.7%

(1)	See provision of ASU 2010-26 on page 12.
(2)	Includes realized and unrealized capital gains and losses and realized and unrealized gains and losses on interest rate swaps.
(3)	Includes realized and unrealized foreign exchange gains and losses and realized and unrealized gains and losses on foreign exchange contracts.
(4)	The total group general and administrative expense ratio includes the impact from corporate expenses.

About Aspen Insurance Holdings Limited

Aspen provides reinsurance and insurance coverage to clients in various domestic and global markets through wholly-owned subsidiaries and offices in Bermuda, France, Germany, Ireland, Singapore, Switzerland, the United Kingdom and the United States. For the year ended December 31, 2011, Aspen reported $9.5 billion in total assets, $4.5 billion in gross reserves, $3.2 billion in shareholders’ equity and $2.2 billion in gross written premiums. Its operating subsidiaries have been assigned a rating of “A” (“Strong”) by Standard & Poor’s, an “A” (“Excellent”) by A.M. Best and an “A2” (“Good”) by Moody’s Investors Service.

For more information about Aspen, please visit www.aspen.co.

Forward-looking Statements Safe Harbor

This press release contains, and Aspen’s earnings conference call will contain, written or oral “forward-looking statements” within the meaning of the US federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “estimate,” “may,” “continue,” “guidance,” and similar expressions of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Aspen believes these factors include, but are not limited to: the possibility of greater frequency or severity of claims and loss activity, including as a result of natural or man-made (including economic and political risks) catastrophic or material loss events, than our underwriting, reserving, reinsurance purchasing or investment practices have anticipated; the reliability of, and changes in assumptions to, natural and man-made catastrophe pricing, accumulation and estimated loss models; evolving issues with respect to interpretation of coverage after major loss events and any intervening legislative or governmental action; the effectiveness of our loss limitation methods; changes in the total industry losses, or our share of total industry losses, resulting from past events and, with respect to such events, our reliance on loss reports received from cedants and loss adjustors, our reliance on industry loss estimates and those generated by modeling techniques, changes in rulings on flood damage or other exclusions as a result of prevailing lawsuits and case law; the impact of acts of terrorism and related legislation and acts of war; decreased demand for our insurance or reinsurance products and cyclical changes in the insurance and reinsurance sectors; any changes in our reinsurers’ credit quality and the amount and timing of reinsurance recoverables; changes in the availability, cost or quality of reinsurance or retrocessional coverage; the continuing and uncertain impact of the current depressed economic environment in many of the countries in which we operate; the level of inflation in repair costs due to limited availability of labor and materials after catastrophes; changes in insurance and reinsurance market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors and the related demand and supply dynamics as contracts come up for renewal; a decline in our operating subsidiaries’ ratings with S&P, A.M. Best or Moody’s; our ability to execute our business plan to enter new markets, introduce new products and develop new distribution channels, including their integration into our existing operations; the persistence of the global financial crisis and the Eurozone debt crisis, changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio; the risk of a material decline in the value or liquidity of all or parts of our investment portfolio; changes in our ability to exercise capital management initiatives or to arrange banking facilities as a result of prevailing market changes or changes in our financial position; changes in government regulations or tax laws in jurisdictions where we conduct business; Aspen Holdings or Aspen Bermuda becoming subject to income taxes in the United States or the United

Kingdom; loss of key personnel; and increased counterparty risk due to the credit impairment of financial institutions. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in Aspen’s Annual Report on Form 10-K as filed with the US Securities and Exchange Commission on February 28, 2012. Aspen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. Due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Aspen’s ultimate losses will remain within the stated amount.

Non-GAAP Financial Measures

In presenting Aspen’s results, management has included and discussed certain “non-GAAP financial measures” as such term is defined in Regulation G. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain Aspen’s results of operations in a manner that allows for a more complete understanding of the underlying trends in Aspen’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP. The reconciliation of such non-GAAP financial measures to their respective most directly comparable GAAP financial measures in accordance with Regulation G is included in the financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(1) Annualized Operating Return on Average Equity (“Operating ROE”) is a non-GAAP financial measure. Annualized Operating Return on Average Equity is calculated using operating income, as defined below, and average equity calculated as the arithmetic average on a monthly basis for the stated periods of shareholders’ equity excluding the aggregate value of the liquidation preferences of our preference shares.

Aspen presents Operating ROE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

See page 26 of Aspen’s financial supplement for a reconciliation of operating income to net income and page 8 for a reconciliation of average equity.

Previously, Aspen excluded net unrealized investment and foreign exchange gains from the definition of average equity for this purpose. Aspen has made this change to bring its definition of Operating ROE into line with that used by the majority of Aspen’s market peers and because Aspen believes it better represents the performance relative to total ordinary shareholders’ accumulated investment in the business and retained earnings. See page 2 of Aspen’s financial supplement for the effect of this change on previously reported Operating ROE.

(2) Operating Income is a non-GAAP financial measure. Operating income is an internal performance measure used by Aspen in the management of its operations and represents after-tax operational results excluding, as applicable, after-tax net realized and unrealized capital gains or losses, including realized and unrealized gains or losses on interest rate swaps, and after-tax net foreign exchange gains or losses including net realized and unrealized gains and losses from foreign exchange contracts.

Aspen excludes these items from its calculation of operating income because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. Aspen believes these amounts are largely independent of its business and underwriting process and including them would distort the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, Aspen believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze Aspen’s results of operations in a manner similar to how management analyzes Aspen’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income. Please see above and page 26 of Aspen’s financial supplement for a reconciliation of operating income to net income. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(3) Diluted Book Value per Ordinary Share is a non-GAAP financial measure. Aspen has included diluted book value per ordinary share as it illustrates the effect on basic book value per share of dilutive securities thereby providing a better benchmark for comparison with other companies. Diluted book value per share is calculated using the treasury stock method, defined on page 24 of Aspen’s financial supplement, which can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

(4) Diluted Operating Earnings per Share and Basic Operating Earnings per Share are non-GAAP financial measures. Aspen believes that the presentation of diluted operating earnings per share and basic operating earnings per share supports meaningful comparison from period to period and the analysis of normal business operations. Diluted operating earnings per share and basic operating earnings per share are calculated by dividing operating income by the diluted or basic weighted average number of shares outstanding for the period. See page 26 for a reconciliation of diluted and basic operating earnings per share to basic earnings per share. Aspen’s financial supplement can be obtained from the Investor Relations section of Aspen’s website at www.aspen.co.

Other

(1) Provision of ASU 2010-26. In the current quarter, Aspen adopted the provision of ASU 2010-26, “Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts.” Under the standard, Aspen is required to expense the proportion of its general and administrative deferred acquisition costs not directly related to successful business acquisition. The application of this standard has resulted in a net $16.0 million write down of deferred acquisition costs through retained earnings brought forward and the restatement of our quarterly balance sheets from December 31, 2010 to December 31, 2011.

(2) Catastrophe Load included in our guidance is an estimate of the average annual aggregate loss before reinsurance and tax from natural catastrophe events based on 50,000 simulations of our internal capital model which, in relation to its catastrophe modeling components, is based on a combination of catastrophe models selected by Aspen to best fit its current understanding of the world wide natural catastrophe perils to which Aspen has known exposures. It does not include losses from non-natural catastrophe events such as terrorism or industrial accidents.

This load is attributed and then released quarter by quarter based on historic claims patterns. For example, there is a higher proportion allocated to the third quarter due to the historical frequency of US Wind events in this period. As an organization, Aspen monitors its current catastrophe losses to date against expected and updates the projected numbers accordingly based on this experience.

Actual catastrophe loss experience may materially differ from the catastrophe load in any one year for reasons which include natural variability in the frequency and severity of catastrophe events, and limitations in one or more of the models or uncertainties in the application of policy terms and limits.